Press Release

Contact:Matthew M. Partridge

Senior Vice President, Chief Financial Officer and Treasurer

(386) 944-5643

mpartridge@ctoreit.com

FOR IMMEDIATE RELEASE	CTO REALTY GROWTH ANNOUNCES CONTRACT TO SELL THE REMAINING DAYTONA BEACH LAND WITHIN ITS LAND JOINT VENTURE

DAYTONA BEACH, FL – June 24, 2021 – CTO Realty Growth, Inc. (NYSE: CTO) (the “Company” or “CTO”) today announced the joint venture entity that holds the remaining Daytona Beach land portfolio of approximately 1,600 acres (the “Land Venture”) has entered into a binding contract with Timberline Acquisition Partners, an affiliate of Timberline Real Estate Partners (“Timberline”), for the sale of substantially all of its remaining land, including any land that was previously under contract, for $67.0 million (the “Land Venture Sale”). Proceeds to CTO after distributions to the other member of the Land Venture and before taxes are estimated to be approximately $25.6 million. Closing is anticipated to occur prior to year-end and is subject to completion of standard due diligence and closing conditions.

The Company anticipates using its proceeds from the Land Venture Sale to repay amounts outstanding under its unsecured revolving credit facility, and for general corporate and working capital purposes, which may include funding income property acquisitions.

“I am excited to announce the contract to sell all of the remaining land in our joint venture, which represents the culmination of a multi-year transformation and monetization of the Company’s interests in its various legacy land holdings,” said John P. Albright, President and Chief Executive Officer of CTO Realty Growth. “By exiting the land transaction and entitlement business, we’ll now be able to fully align Company resources towards our core strategy of growing our income property portfolio and maximizing the cash flow of our owned assets. This transaction also unlocks substantial non-income producing equity and allows us to redeploy the capital into additional income producing properties, which will be highly accretive to per share earnings, improve our dividend payout ratios and continue to position the Company as a high-growth, first-class diversified real estate investment trust.”

Commenting on the transaction, Stan Nix, Chief Executive Officer of Timberline said, “This transaction underscores our belief in the continued growth of central Florida, providing a range of strategic development opportunities including a 4.5 million square foot institutional-grade logistics park, numerous multi-family residential sites, and a host of retail and other commercial uses. We look forward to continuing the excellent work done by John and the CTO team over the past years in creating a commercially vibrant destination in West Daytona.”

About CTO Realty Growth, Inc.

CTO Realty Growth, Inc. is a publicly traded real estate investment trust that owns and operates a portfolio of high-quality, primarily retail-based properties located in higher growth markets in the United States. CTO also owns an approximate 16% interest in Alpine Income Property Trust, Inc. (NYSE: PINE), a publicly traded net lease REIT.

We encourage you to review our most recent investor presentation, which is available on our website at www.ctoreit.com.

Safe Harbor

Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can typically be identified by words such as “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions, as well as variations or negatives of these words.

Although forward-looking statements are made based upon management’s present expectations and reasonable beliefs concerning future developments and their potential effect upon the Company, a number of factors could cause the Company’s actual results to differ materially from those set forth in the forward-looking statements. Such factors may include, but are not limited to: the Company’s ability to remain qualified as a REIT; the Company’s exposure to U.S. federal and state income tax law changes, including changes to the REIT requirements; general adverse economic and real estate conditions; the ultimate geographic spread, severity and duration of pandemics such as the recent outbreak of the novel coronavirus, actions that may be taken by governmental authorities to contain or address the impact of such pandemics, and the potential negative impacts of such pandemics on the global economy and the Company’s financial condition and results of operations; the inability of major tenants to continue paying their rent or obligations due to bankruptcy, insolvency or a general downturn in their business; the loss or failure, or decline in the business or assets of PINE or the venture formed when the Company sold its controlling interest in the entity that owned the Company’s remaining land portfolio, of which the Company has a retained interest; the completion of 1031 exchange transactions; the availability of investment properties that meet the Company’s investment goals and criteria; the uncertainties associated with obtaining required governmental permits and satisfying other closing conditions for planned acquisitions and sales; and the uncertainties and risk factors discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 or Form 10-Q for the quarter ended March 31, 2021, as filed with the SEC.

There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.